Exhibit 4.03

              CERTIFICATE OF LIMITED PARTNERSHIP
                              OF
                 ENTERGY LONDON CAPITAL, L.P.


          THIS Certificate of Limited Partnership of Entergy London Capital, L.P. (the "Partnership"), dated as of August 4, 1997, is being duly executed and filed by Entergy Power UK plc, a public limited company organized under the laws of England and Wales, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. 17-101, et seq.) (the "Act").

          1. Name. The name of the limited partnership formed hereby is Entergy London Capital, L.P.

          2.   Registered Office.  The address of the
registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center,
1209 Orange Street, Wilmington, New Castle County, Delaware
19801.

          3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          4. General Partner. The name and the mailing address of the sole general partner of the Partnership is:
Entergy Power UK plc, Templar House, 81-87 High, Holborn,
London WC1V 6NU England.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.


                         ENTERGY POWER UK PLC, as general partner


                         By:  /s/ Michael G. Thompson
                         Name: Michael G. Thompson
                         Title: Senior Vice President and
                                   Secretary